Exhibit 21.1

LIST OF SUBSIDIARIES

(as of December 31, 2024)

Mobile Modular Management Corporation

Enviroplex, Inc.

TRS-RenTelco Inc.

McGrath 180, LLC

McGrath RentCorp Asia PTE. LTD.

TRS-RenTelco India Private Limited

Vesta Housing Solutions Holdings, LLC

Vesta Housing Solutions Group, LLC

Modular Holdings, LLC

Vesta Housing Solutions, LLC

Innovative Modular Solutions, LLC